Exhibit 10.1

Richard A. Aurelio

Chairman and Chief Executive Officer

October 15, 2004

Gary E. Dickerson

11850 Upland Way

Cupertino, California 95014

Dear Gary:

I am very pleased to extend an offer to you to join Varian Semiconductor Equipment Associates, Inc. (VSEA), effective 12:01 A.M., E.S.T., Saturday, October 16, 2004, as Chief Executive Officer, reporting to the Board with me as Executive Chairman of the Board, and as a member of VSEA’s Board of Directors. Please note that if you accept this offer, your appointment nevertheless remains subject to the approval of our Board of Directors, who will be meeting on Friday, October 15.

The components, benefits and perquisites comprising our offer are as follows:

•	Your initial base salary in this position will be at an annual salary of $550,000, earned and payable at the bi-weekly rate of approximately $21,153.85, and is subject to annual review by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

•	I will recommend to the Compensation Committee that you be eligible to participate in the VSEA Management Incentive Plan (“MIP”). The target incentive award for this position will be one hundred percent (100%) of your base salary and there is an upside potential of three (3) times your target incentive award. Under the terms of the MIP, incentive awards are based on achieving specific corporate goals determined by the Compensation Committee. The MIP award is payable in the November/December time frame for the prior fiscal year’s performance.

•	I will also recommend to the Compensation Committee that you be granted non-qualified stock options for an aggregate of 400,000 shares of VSEA stock, as described more fully below. Non-qualified stock options for 125,000 shares of VSEA stock (the “Initial Options”) will be granted as of October 18, 2004. The option price for the Initial Options will be the closing price of VSEA stock on the grant date. The Initial Options will have a maximum term of seven (7) years and will vest as to one-fourth (1/4) one year from the grant date, and the remaining three-fourths (3/4) will vest in twelve (12) equal quarterly installments until one hundred percent (100%) of the shares shall have vested at the end of four (4) years. The remaining non-qualified stock options for an aggregate of 275,000 shares of VSEA stock (the “Additional Options”) will be granted by the Compensation Committee in one or more installments on dates during the current fiscal year on which options are granted generally to employees. Each Additional Option will have an option price equal to the closing price of VSEA stock on the relevant date of grant, and will have a maximum term equal to that of other options granted on the same date. The Additional Options will vest as to one-fourth (1/4) one year from the grant date, and the remaining three-fourths (3/4) will vest in twelve (12) equal quarterly installments until one hundred percent (100%) of the shares will have vested at the end of four (4) years.

•	I also will recommend to the Compensation Committee that you be granted $1 million of restricted stock which will vest as to one-fourth (1/4) of such shares one year from the grant date, and the remaining three-fourths (3/4) will vest in twelve (12) equal quarterly installments until one hundred percent (100%) of the shares shall have been vested at the end of four (4) years. The actual number of shares of restricted stock will be based on the closing price of VSEA stock on the day that you commence your employment with VSEA.

•	You will be covered under an individual Change-In-Control Agreement that provides for 2.99 times base salary plus highest bonus paid in the previous three (3) years. You also will be covered by an individual Indemnity Agreement.

Gary, we sincerely believe that VSEA will provide the challenges and opportunities that you seek and that you will be a great leader for our company. I look forward to welcoming you to the Company.

Best regards,

/s/ Richard A. Aurelio
Richard A. Aurelio
Chairman and CEO

Your signature below will indicate your understanding and acceptance of the offer of employment set forth in this letter, and the terms and conditions applicable to such offer. Please sign both copies and return one to me by facsimile, followed by a hard copy in the envelope provided.

/s/ Gary E. Dickerson	10/15/04 Date
Gary E. Dickerson

35 Dory Road / Gloucester, MA 01930-2297 U.S.A. / Telephone (978) 282-2001

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